Exhibit 99.1

Investor Relations
Update
May 15, 2006
ALLIANCE DATA’S EPSILON EXPANDS RELATIONSHIP WITH
CITIGROUP
•	Alliance Data announced today that it has signed multi-year agreements with Citicorp Credit Services, Inc.(CCSI), whereby its Epsilon Interactive business unit (formerly Bigfoot Interactive and DoubleClick Email Solutions) will provide permission-based email marketing services for CCSI’s Citi Cards division.

•	A multi-year agreement has also been signed for consulting services with Citibank Online (part of Citibank NA).

•	These agreements follow Alliance Data’s announcement on March 2nd that its Epsilon unit signed an agreement to provide Citibank, Inc.(Citi) a comprehensive loyalty solution to support Citi’s points-based customer rewards program, the ThankYou NetworkSM.

•	Under terms of the new agreements, Epsilon Interactive will provide an integrated permission-based email marketing solution geared toward optimizing Citi Cards’ customer relationships through timely, relevant email communications. These communications are developed based on customer preferences, behaviors and service needs. Epsilon Interactive will also provide strategic consulting services for Citibank Online to improve customers’ overall online banking and communication experiences.

•	Currently Citi Cards has more than 120 million credit and charge accounts across MasterCard, Visa and private label brands in North America.

•	Through these agreements, Epsilon Interactive will provide Citi Cards the following services:
•	Marketing automation services, which include migrating Citi Cards’ multiple email marketing platforms onto Epsilon Interactive’s flexible, proprietary email technology platform.

•	Campaign development and deployment services, including managing Citi Cards’ more than 100 messaging streams emailed to customers, such as “statement is ready” alerts and balance transfer confirmations. Epsilon Interactive’s marketing automation solutions will enable millions of messages to be triggered each month based on individual customer profiles and behaviors.

•	Strategic consulting services, including providing counsel around increasing card usage, and adoption and usage of online customer service to further optimize customer relationships while increasing revenue and reducing costs.
•	For Citibank Online, Epsilon Interactive will provide consulting services including a customer experience assessment of Citi’s online banking application process, email communication streams, creative messaging and other counsel geared toward maximizing customer retention and use of the online banking services.
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